Exhibit 99.1

Investor Relations

Heather Hille

Director, Investor Relations

(952) 887-8923, heather.hille@toro.com

Media Relations

Branden Happel

Senior Manager, Public Relations

(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Names D. Christian “Chris” Koch to Board of Directors

BLOOMINGTON, Minn. (April 21, 2016) – The Toro Company (NYSE: TTC) today announced that it has elected D. Christian “Chris” Koch to its board of directors, effective immediately. The addition of Mr. Koch brings the Toro board to 11 members.

Koch, 51, currently serves as president and chief executive officer at Carlisle Companies Incorporated (NYSE: CSL), a global diversified manufacturing company that designs, manufactures and markets a wide range of products based in Charlotte, North Carolina. Carlisle Companies had $3.5 billion in net sales for its fiscal year ended December 31, 2015. Koch joined Carlisle Companies in 2008 and has held a variety of senior management positions during his tenure, including as chief operating officer and group president of Carlisle Diversified Products. Koch has served as president and chief executive officer of Carlisle Companies since January 2016 and served as president and chief operating officer of Carlisle Companies from May 2014 to January 2016. Koch currently serves as a member of the Carlisle Companies board of directors and he previously served as a member of the board of directors of Arctic Cat Inc. (NASDAQ: ACAT). Throughout his career, Koch has held various other senior management positions in the manufacturing industry, including with Graco Inc. and H.B. Fuller Company.

“Chris is a seasoned executive and public company board member with strong business acumen and significant experience managing manufacturing and sales operations around the world,” said Michael J. Hoffman, Toro’s chairman and chief executive officer. “His leadership, experience and perspectives will be valuable and we are very excited to have him join our board.”

Koch holds a bachelor’s degree in economics and history from Macalester College, along with a master’s degree in business administration from the Carlson School of Management at the University of Minnesota.

About The Toro Company

The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment, including turf, snow and ground engaging equipment and irrigation and outdoor lighting solutions. With sales of $2.4 billion in fiscal 2015, Toro’s global presence extends to more than 90 countries. Through constant innovation and caring relationships built on trust and integrity, Toro and its family of brands have built a legacy of excellence by helping customers care for golf courses, landscapes, sports fields, public green spaces, commercial and residential properties and agricultural fields. For more information, visit www.thetorocompany.com.

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